EXHIBIT 99.1

Purchase, New York        Telephone: 914-253-2000        www.pepsico.com

Contacts:	Investor	Media
	Jamie Caulfield	Jeff Dahncke
	Senior Vice President, Investor Relations	Senior Director, Media Bureau
	914-253-3035	914-253-3941
	jamie.caulfield@pepsico.com	jeff.dahncke@pepsico.com

PepsiCo Achieves 2013 Financial Targets and Announces

Increase of 35% in Cash Returns to Shareholders for 2014

•	Company meets or exceeds 2013 financial targets for organic revenue, core constant currency EPS, cash flow, core net ROIC and total cash returns to shareholders[1]

•	Concludes business portfolio review: current structure maximizes value

•	Extends $1 billion annual productivity savings target through 2019

•	Announces 2014 financial targets consistent with long-term goals

•	Plans to increase cash returns to shareholders in 2014 by 35 percent through significant increases in dividends and share repurchases

PURCHASE, N.Y. – February 13, 2014 – PepsiCo, Inc. (NYSE: PEP) today reported its fourth-quarter and full-year 2013 results and announced a substantial increase in its targeted shareholder cash returns for 2014 and an extension of its $1 billion annual productivity savings targets through 2019. The company also announced 2014 financial targets that are consistent with its long-term goals.

“We are pleased to report that PepsiCo achieved its financial goals for 2013, despite continued challenging and volatile macroeconomic conditions around the globe. We met or exceeded our organic revenue, cash flow, productivity, and core operating margin, constant currency EPS, and net ROIC targets and, at the same time, continued to invest in our brands, innovation and execution to strengthen the long-term health of our business,” said Chairman and CEO Indra Nooyi.

1Please refer to the Glossary for the definitions of Non-GAAP financial measures including core, constant currency, organic and free cash flow.

“We look ahead to 2014 with confidence that our business is positioned to continue to perform well and to generate attractive returns for our shareholders. We have a well-balanced geographic profile, a complementary portfolio of food and beverage products grounded in taste and convenience that are leaders in their respective categories, and iconic brands that are loved by consumers the world over. The breadth and diversity of our portfolio provides our investors with an attractive combination of sustainable growth and strong cash flow generation capability. Further, we have strengthened the durability of our financial performance by extending our productivity plans by five years.

“Our financial targets for 2014 are consistent with our long-term goals. As a reflection of our positive outlook for the business and our expectation for consistent, strong cash flow generation, we intend to increase our cash returns to shareholders in 2014 to $8.7 billion through both higher dividends and share repurchases.”

PepsiCo Value Maximized Retaining NAB

The company previously announced its intent to provide an update to its shareholders and other interested parties on its assessment of structural alternatives for its North American Beverage business (NAB). After an exhaustive review, which included the assistance of bankers and consultants, the company’s management and board of directors have concluded that PepsiCo will maximize shareholder value by retaining NAB in its current structure within the PepsiCo portfolio.

The decision was based largely on a detailed assessment of the following considerations. The business:

•	competes in a large, profitable category that is one of the most important to the company’s retail customers;

•	provides operational and customer scale benefits to PepsiCo’s other operations in North America, and brand and innovation scale to its international beverage business;

•	is competitively well-positioned in the attractive non-carbonated and flavored carbonated segments of the category;

•	is expected to benefit from planned productivity and innovation initiatives; and

•	generates substantial U.S. free cash flow which is critical to provide cash returns to shareholders.

Extending $1 Billion Annual Productivity Savings Target Through 2019

The company announced a new 5-year, $5 billion productivity program (2015-2019). The savings are expected to come from accelerating investment in manufacturing automation, further optimizing the company’s global manufacturing footprint, including closing of certain manufacturing facilities, re-engineering go-to-market systems in developed markets, expanding shared services and implementing simplified organization structures to drive efficiency. As a result of these actions, it expects to sustain approximately $1 billion in annual productivity savings through 2019. The extended targets reflect a continuation of the benefits of the investments made and actions taken in recent years by the company to harmonize processes and systems and to drive greater global coordination across its businesses.

The company remains on track to achieve its previously announced 3-year, $3 billion productivity target for 2012-2014, with approximately $2 billion in savings realized through the end of 2013 and approximately $1 billion in productivity savings expected for 2014.

Pre-tax non-core restructuring charges of $53 million were incurred in the fourth quarter of 2013 in connection with the new productivity program and the company anticipates additional charges of approximately $440 million in 2014 and approximately $497 million from 2015-2018. Of the total anticipated charges, it expects approximately $675 million to be cash expenditures.

2014 Guidance Consistent with Long-Term Targets

The company expects 7 percent core constant currency EPS growth in 2014 versus its fiscal 2013 core EPS of $4.37, consistent with its long-term target of high-single-digit core constant currency EPS growth. Based on the current foreign exchange market consensus, it currently expects foreign exchange translation to have an unfavorable impact of approximately 4 percentage points on full year core EPS performance in 2014.

Excluding the impact of structural changes and foreign exchange translation, organic revenue is expected to grow mid-single digits versus 2013, consistent with the company’s long-term target. Based on the current foreign exchange market consensus, the company currently expects foreign exchange translation to have an unfavorable impact of approximately 3 percentage points on full year net revenue growth.

In addition for 2014, the company expects:

•	Low-single-digit commodity inflation;

•	Productivity savings of approximately $1 billion;

•	Higher interest expense driven by increased debt balances; and

•	A core effective tax rate of approximately 25 percent.

The company is targeting over $10 billion in cash flow from operating activities and more than $7 billion in free cash flow (excluding certain items) in 2014. Net capital spending is expected to be approximately $3 billion in 2014, within the company’s long-term capital spending target of less than or equal to 5 percent of net revenue.

Substantially Increasing Dividends and Share Repurchases

As a reflection of management’s confidence in the company’s strong and sustainable cash flow generation capacity, and consistent with its commitment to disciplined capital allocation, the company announced a 15 percent increase in its annualized dividend to $2.62 per share from $2.27 per share, to take effect with the June 2014 payment. The increase will be the 42nd consecutive annual increase in dividends per share. It also anticipates increasing share repurchases in 2014 to approximately $5 billion. Combined, these programs are expected to return a total of $8.7 billion to shareholders in 2014, a 35 percent increase from 2013 levels.

The company is committed to maintaining Tier 1 commercial paper access, which it believes will ensure appropriate financial flexibility and ready access to global credit markets at favorable interest rates.

Summary of Fourth Quarter 2013 Financial Performance

•

Organic revenue grew 4.1 percent primarily reflecting effective net pricing. Reported net revenue grew 1 percent. Structural changes, principally the refranchising of the company’s beverage operations in Vietnam, negatively impacted reported net revenue performance by 1 percentage point and foreign exchange translation had a 3-percentage-point unfavorable impact on reported net revenue in the quarter.

•

Core constant currency operating profit rose 1 percent reflecting the impacts of revenue growth and productivity savings, offset by operating cost inflation, negative geographic mix and $56 million of incremental investments. Reported operating profit rose 8 percent and included restructuring and impairment costs in both 2013 and 2012 as well as the overlap of a lump sum pension settlement charge recorded in 2012.

•	The company’s core effective tax rate was 28.2 percent and the reported effective tax rate was 19.0 percent, both above the prior year quarter.

•

Core EPS was $1.05 and reported EPS was $1.12, both including a $0.03 per share charge related to incremental investments. Core EPS excludes $0.06 per share of restructuring and impairment charges and a $0.13 benefit due to certain tax audit settlements.

Summary Full Year 2013 Financial Performance

•

Organic revenue grew 4 percent primarily reflecting effective net pricing. Reported net revenue grew 1 percent. Structural changes, principally the refranchising of the certain beverage operations, negatively impacted reported net revenue performance by 1 percentage point and foreign exchange translation had a 2-percentage-point unfavorable impact on reported net revenue for the full year.

•

Core constant currency operating profit rose 6 percent reflecting the impacts of revenue growth and productivity savings, offset partially by operating cost inflation, negative geographic mix and incremental advertising and marketing expenses. A gain related to the company’s refranchising of its Vietnam beverage operations in the second quarter was substantially offset by incremental investments during the second through fourth quarters. Reported operating profit rose 7 percent and included restructuring and impairment costs and the commodity mark-to-market net impact in both 2012 and 2013, as well as the impact of the Venezuela currency devaluation in 2013 and the overlap of a lump sum pension settlement charge recorded in 2012.

•	Core operating margin expanded 40 basis points and reported operating margin expanded 70 basis points.

•	The core effective tax rate was 25.7 percent and the reported effective tax rate was 23.7 percent, both below the prior year.

•

Core EPS was $4.37 and reported EPS was $4.32. Core EPS excludes $0.03 per share impact of mark-to-market net losses on commodity hedges, $0.09 per share of merger and integration and restructuring and impairment charges, $0.07 per share impact from currency devaluation in Venezuela and a $0.13 benefit due to certain tax audit settlements.

•	Free cash flow, excluding certain items, was $8.2 billion, an increase of 10 percent compared to 2012. Cash from operating activities was $9.7 billion, an increase of 14 percent compared to 2012.

•	Total cash returned to shareholders was $6.4 billion. Dividends were $3.4 billion and share repurchases totaled $3.0 billion.

Fourth Quarter 2013 Performance (Percent Growth)

	Reported	Core Constant Currency[b]	Organic[c]
Volume[a]
Snacks	3		3
Beverages	1		1
Net Revenue	1		4
Operating Profit[d]	8	1
EPS	6	—

	Organic Volume[a]		Net Revenue	Operating Profit[d]	Organic Revenue[c]	Core Constant Currency Operating Profit[b]
PAF	3		3	3	7	5
FLNA	3		3.5	5	4	7
LAF	3		4	7	13	12
QFNA	1.5		(2)	(16)	(1.5)	(15)

PAB	(2)		(2)	(10)	—	(4)
Europe	2/	(2)[e]	1	(11)	3	(8)
AMEA	5.5/7	[e]	(1)	46	11	48
Total Divisions	3/1	[e]	1	—	4	3
Total PepsiCo	3/1	[e]	1	8	4	1

[a]	2013 volume growth measures reflect an adjustment to the base year for divestitures that occurred in 2012.
[b]

Core constant currency results are non-GAAP financial measures that exclude certain items affecting comparability. For more information about our core constant currency results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for definitions of “Core” and “Constant Currency”.

[c]

Organic results are non-GAAP financial measures that adjust for impacts of acquisitions, divestitures and other structural changes and foreign exchange translation. For more information about our organic results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for the definition of “Organic”.

[d]

The reported operating profit performance was impacted by certain items excluded from our core results in both 2013 and 2012. See “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits for more information about these items. Please refer to the Glossary for the definition of “Core”.

[e]	Snacks/Beverages.

Full Year 2013 Performance (Percent Growth)

	Reported	Core Constant Currency[b]	Organic[c]
Volume[a]
Snacks	3		3
Beverages	2		1
Net Revenue	1		4
Operating Profit[d]	7	6
EPS	10	9

	Organic Volume[a]		Net Revenue	Operating Profit[d]	Organic Revenue[c]	Core Constant Currency Operating Profit[b]
PAF	3		5	6	7	6
FLNA	3		4	6	4	6
LAF	2		7	17	13	18
QFNA	2		(1)	(11)	(0.5)	(11)

PAB	(3)		(2)	1	(1)	1
Europe	3/	(1)[e]	2	(3)	3.5	—
AMEA	7/8	[e]	(2)	57	11	32
Total Divisions	3/1	[e]	1	7	4	6
Total PepsiCo	3/1	[e]	1	7	4	6

[a]	2013 volume growth measures reflect an adjustment to the base year for divestitures that occurred in 2012.
[b]

Core constant currency results are non-GAAP financial measures that exclude certain items affecting comparability. For more information about our core constant currency results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for definitions of “Core” and “Constant Currency”.

[c]

Organic results are non-GAAP financial measures that adjust for impacts of acquisitions, divestitures and other structural changes and foreign exchange translation. For more information about our organic results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for the definition of “Organic”.

[d]

The reported operating profit performance was impacted by certain items excluded from our core results in both 2013 and 2012. See “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits for more information about these items. Please refer to the Glossary for the definition of “Core”.

[e]	Snacks/Beverages.

Division Operating Summaries

PepsiCo Americas Foods (PAF)

Organic revenue grew 7 percent in the quarter reflecting organic volume growth of 3 percent and 4 percentage points of effective net pricing. Reported net revenue increased 3 percent, also reflecting a 3.5-percentage-point unfavorable impact from foreign exchange translation. Core constant currency operating profit increased 5 percent in the quarter, reflecting organic revenue gains and productivity initiatives.

For the full year, organic revenue grew 7 percent reflecting organic volume growth of 3 percent and 4 percentage points of effective net pricing. Reported net revenue increased 5 percent, reflecting a 2-percentage-point unfavorable impact from foreign exchange translation. Core constant currency operating profit increased 6 percent, reflecting organic revenue gains and productivity initiatives, partially offset by increased advertising and marketing expense.

Frito-Lay North America (FLNA)

Organic revenue increased 4 percent in the quarter and full year, reflecting organic volume growth of 3 percent and 2 percentage points of effective net pricing. Reported net revenue increased 3.5 percent in the quarter and 4 percent in the full year.

Core constant currency operating profit grew 7 percent in the quarter and 6 percent for the full year. These results reflect organic revenue gains, productivity initiatives and lower commodity costs.

Latin America Foods (LAF)

Organic revenue grew 13 percent in the quarter, reflecting 3 percentage points of organic volume growth and 10 percentage points of effective net pricing. Reported net revenue grew 4 percent in the quarter, reflecting a 9-percentage-point unfavorable foreign exchange translation impact.

Full year organic revenue grew 13 percent, reflecting 2 percentage points of organic volume growth and 11 percentage points of effective net pricing. Full year reported net revenue increased 7 percent and included a 6-percentage-point unfavorable impact from foreign exchange translation.

Core constant currency operating profit increased 12 percent for the quarter and 18 percent for the full year. These results reflect revenue growth and productivity gains partially offset by commodity cost inflation and increased advertising and marketing expense.

Quaker Foods North America (QFNA)

Organic revenue declined 1.5 percent in the quarter. Reported net revenue declined 2 percent, reflecting 1 percentage point of unfavorable foreign exchange translation impact.

Full year organic revenue declined 0.5 percent. Full year reported net revenue declined 1 percent and included less than half-a-percentage-point unfavorable impact from foreign exchange translation.

Core constant currency operating profit declined 15 percent for the quarter and 11 percent for the full year. These results reflect unfavorable product mix and the company’s share of Muller Quaker Dairy joint venture losses.

PepsiCo Americas Beverages (PAB)

Organic revenue was even in the quarter driven by an organic volume decline of 2 percent and the negative impact of concentrate shipment timing, offset by effective net pricing of 3 percentage points. Latin America beverage volume declined 1 percent in the quarter. In North America, non-carbonated beverage volume increased low-single digits in the quarter, and CSD volume declined mid-single digits in the quarter.

For the full year, organic revenue declined 1 percent driven by an organic volume decline of 3 percent, partially offset by 3 percentage points of effective net pricing.

Reported net revenue declined 2 percent in the quarter and for the full year, also reflecting the impact of unfavorable foreign exchange translation of 1 percentage point in the quarter and for the full year.

Core constant currency operating profit declined 4 percent for the quarter and rose 1 percent for the full year, reflecting volume declines, favorable effective net pricing, lower commodity costs and productivity gains.

Europe

Organic revenue grew 3 percent in the quarter and 3.5 percent for the full year, primarily reflecting effective net pricing. Snacks volume rose 2 percent in the quarter while beverage volume declined 2 percent. Reported net revenue grew 1 percent in the quarter and 2 percent for the full year, also reflecting a 2-percentage-point unfavorable impact from foreign exchange translation for the quarter and a 1-percentage-point unfavorable impact for the full year.

Core constant currency operating profit declined 8 percent in the quarter and was even for the full year, reflecting revenue gains and productivity savings offset by higher commodity costs. Incremental investments negatively impacted operating profit by $26 million in the full year and $9 million in the quarter.

Asia, Middle East & Africa (AMEA)

Organic revenue grew 11 percent in the quarter and for the full year reflecting volume gains and effective net pricing. Reported net revenue declined 1 percent in the quarter, reflecting a 6-percentage-point negative impact from the refranchising of bottling operations in Vietnam and an unfavorable 6-percentage-point impact from foreign exchange translation.

Reported net revenue declined 2 percent for the full year, reflecting a 10-percentage-point negative impact from structural changes primarily due to the refranchising of bottling operations and an unfavorable 4-percentage-point impact from foreign exchange translation.

Core constant currency operating profit increased 48 percent in the quarter and 32 percent for the full year, reflecting organic revenue growth and productivity initiatives, partially offset by incremental investments. A gain related to the refranchising of the company’s bottling operations in Vietnam positively impacted full year operating profit by $137 million. Incremental investments negatively impacted full year operating profit by $52 million and fourth quarter operating profit by $30 million.

Conference Call

At 8 a.m. (Eastern Standard Time) today, the company will host a conference call with investors and financial analysts to discuss fourth quarter and full year 2013 results and its 2014 and long-term financial goals. Further details, including a slide presentation accompanying the call, will be accessible on the company’s website at www.pepsico.com/investors.

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Income

(in millions except per share amounts; unaudited, except year-ended 12/29/2012 amounts)

	Quarter Ended			Year Ended
	12/28/2013	12/29/2012	Change	12/28/2013	12/29/2012	Change
Net Revenue	$20,118	$19,954	1%	$66,415	$65,492	1%

Cost of sales	9,565	9,654	(1)%	31,243	31,291	—%
Selling, general and administrative expenses	8,120	8,050	1%	25,357	24,970	2%
Amortization of intangible assets	35	37	(11)%	110	119	(8)%

Operating Profit	2,398	2,213	8%	9,705	9,112	7%

Interest expense	(269)	(288)	(7)%	(911)	(899)	1%
Interest income and other	35	44	(22)%	97	91	5%

Income before income taxes	2,164	1,969	10%	8,891	8,304	7%

Provision for income taxes	410	302	35%	2,104	2,090	1%

Net income	1,754	1,667	5%	6,787	6,214	9%

Less: Net income attributable to noncontrolling interests	12	6	85%	47	36	29%

Net Income Attributable to PepsiCo	$1,742	$1,661	5%	$6,740	$6,178	9%

Diluted
Net Income Attributable to PepsiCo per Common Share	$1.12	$1.06	6%	$4.32	$3.92	10%
Weighted-average common shares outstanding	1,552	1,564		1,560	1,575

Cash dividends declared per common share	$0.5675	$0.5375		$2.24	$2.1275

A – 1

PepsiCo, Inc. and Subsidiaries

Supplemental Financial Information

(in millions and unaudited, except year-ended 12/29/2012 amounts)

	Quarter Ended			Year Ended
	12/28/2013	12/29/2012	Change	12/28/2013	12/29/2012	Change
Net Revenue

Frito-Lay North America	$4,247	$4,102	3.5%	$14,126	$13,574	4%
Quaker Foods North America	797	815	(2)%	2,612	2,636	(1)%
Latin America Foods	2,818	2,714	4%	8,350	7,780	7%

PepsiCo Americas Foods	7,862	7,631	3%	25,088	23,990	5%

PepsiCo Americas Beverages	5,982	6,078	(2)%	21,068	21,408	(2)%

Europe	4,339	4,288	1%	13,752	13,441	2%

Asia, Middle East & Africa	1,935	1,957	(1)%	6,507	6,653	(2)%

Total Net Revenue	$20,118	$19,954	1%	$66,415	$65,492	1%

Operating Profit

Frito-Lay North America	$1,166	$1,114	5%	$3,877	$3,646	6%
Quaker Foods North America	167	200	(16)%	617	695	(11)%
Latin America Foods	413	386	7%	1,242	1,059	17%

PepsiCo Americas Foods	1,746	1,700	3%	5,736	5,400	6%

PepsiCo Americas Beverages	665	735	(10)%	2,955	2,937	1%

Europe	279	313	(11)%	1,293	1,330	(3)%

Asia, Middle East & Africa	171	117	46%	1,174	747	57%

Division Operating Profit	2,861	2,865	—%	11,158	10,414	7%

Corporate Unallocated
Commodity Mark-to-Market Net Impact	2	(61)	n/m	(72)	65	n/m
Restructuring and Impairment Charges	(10)	(2)	n/m	(11)	(10)	—
Venezuela Currency Devaluation	—	—	—	(124)	—	n/m
Pension Lump Sum Settlement Charge	—	(195)	n/m	—	(195)	n/m
Other	(455)	(394)	16%	(1,246)	(1,162)	7%

	(463)	(652)	(29)%	(1,453)	(1,302)	12%

Total Operating Profit	$2,398	$2,213	8%	$9,705	$9,112	7%

n/m = not meaningful

A – 2

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(in millions)

	Year Ended
	12/28/2013	12/29/2012
	(unaudited)
Operating Activities
Net income	$6,787	$6,214
Depreciation and amortization	2,663	2,689
Stock-based compensation expense	303	278
Merger and integration charges	10	16
Cash payments for merger and integration charges	(25)	(83)
Restructuring and impairment charges	163	279
Cash payments for restructuring charges	(133)	(343)
Restructuring and other charges related to the transaction with Tingyi (Cayman Islands) Holding Corp. (Tingyi)	—	176
Cash payments for restructuring and other charges related to the transaction with Tingyi	(26)	(109)
Non-cash foreign exchange loss related to Venezuela devaluation	111	—
Excess tax benefits from share-based payment arrangements	(117)	(124)
Pension and retiree medical plan contributions	(262)	(1,865)
Pension and retiree medical plan expenses	663	796
Deferred income taxes and other tax charges and credits	(1,058)	321
Change in accounts and notes receivable	(88)	(250)
Change in inventories	4	144
Change in prepaid expenses and other current assets	(51)	89
Change in accounts payable and other current liabilities	1,007	548
Change in income taxes payable	86	(97)
Other, net	(349)	(200)

Net Cash Provided by Operating Activities	9,688	8,479

Investing Activities
Capital spending	(2,795)	(2,714)
Sales of property, plant and equipment	109	95
Cash payments related to the transaction with Tingyi	(3)	(306)
Acquisitions and investments in noncontrolled affiliates	(109)	(121)
Divestitures	133	(32)
Short-term investments, net	61	61
Other investing, net	(21)	12

Net Cash Used for Investing Activities	(2,625)	(3,005)

Financing Activities
Proceeds from issuances of long-term debt	4,195	5,999
Payments of long-term debt	(3,894)	(2,449)
Short-term borrowings, net	1,165	(1,461)
Cash dividends paid	(3,434)	(3,305)
Share repurchases – common	(3,001)	(3,219)
Share repurchases – preferred	(7)	(7)
Proceeds from exercises of stock options	1,123	1,122
Excess tax benefits from share-based payment arrangements	117	124
Acquisition of noncontrolling interests	(20)	(68)
Other financing	(33)	(42)

Net Cash Used for Financing Activities	(3,789)	(3,306)

Effect of exchange rate changes on cash and cash equivalents	(196)	62
Net Increase in Cash and Cash Equivalents	3,078	2,230
Cash and Cash Equivalents – Beginning of Year	6,297	4,067

Cash and Cash Equivalents – End of Year	$9,375	$6,297

A – 3

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in millions except per share amounts)

	12/28/2013	12/29/2012
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$9,375	$6,297
Short-term investments	303	322
Accounts and notes receivable, net	6,954	7,041
Inventories
Raw materials	1,732	1,875
Work-in-process	168	173
Finished goods	1,509	1,533

	3,409	3,581

Prepaid expenses and other current assets	2,162	1,479

Total Current Assets	22,203	18,720

Property, plant and equipment, net	18,575	19,136
Amortizable intangible assets, net	1,638	1,781

Goodwill	16,613	16,971
Other nonamortizable intangible assets	14,401	14,744

Nonamortizable Intangible Assets	31,014	31,715

Investments in noncontrolled affiliates	1,841	1,633
Other assets	2,207	1,653

Total Assets	$77,478	$74,638

Liabilities and Equity
Current Liabilities
Short-term obligations	$5,306	$4,815
Accounts payable and other current liabilities	12,533	11,903
Income taxes payable	—	371

Total Current Liabilities	17,839	17,089

Long-term debt obligations	24,333	23,544
Other liabilities	4,931	6,543
Deferred income taxes	5,986	5,063

Total Liabilities	53,089	52,239

Commitments and contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(171)	(164)
PepsiCo Common Shareholders’ Equity
Common stock, par value 1 2/3¢ per share (authorized 3,600 shares, issued, net of repurchased common stock at par value: 1,529 and 1,544 shares, respectively)	25	26
Capital in excess of par value	4,095	4,178
Retained earnings	46,420	43,158
Accumulated other comprehensive loss	(5,127)	(5,487)
Repurchased common stock, in excess of par value (337 and 322 shares, respectively)	(21,004)	(19,458)

Total PepsiCo Common Shareholders’ Equity	24,409	22,417
Noncontrolling interests	110	105

Total Equity	24,389	22,399

Total Liabilities and Equity	$77,478	$74,638

A – 4

PepsiCo, Inc. and Subsidiaries

Supplemental Share and Stock-Based Compensation Data

(in millions except dollar amounts, unaudited)

	Quarter Ended		Year Ended
	12/28/2013	12/29/2012	12/28/2013	12/29/2012
Beginning Net Shares Outstanding	1,537	1,552	1,544	1,565
Options Exercised/Restricted Stock Units and PEPUnits Converted	2	4	22	26
Shares Repurchased	(10)	(12)	(37)	(47)

Ending Net Shares Outstanding	1,529	1,544	1,529	1,544

Weighted Average Basic	1,532	1,546	1,541	1,557
Dilutive Securities:
Options	11	10	11	11
Restricted Stock and PEPUnits	8	7	7	6
ESOP Convertible Preferred Stock/Other	1	1	1	1

Weighted Average Diluted	1,552	1,564	1,560	1,575

Average Share Price for the Period	$82.55	$69.91	$80.24	$68.34
Growth Versus Prior Year	18%	11%	17%	5%

Options Outstanding	49	68	54	76
Options in the Money	49	67	53	66
Dilutive Shares from Options	11	10	11	11
Dilutive Shares from Options as a % of Options in the Money	22%	15%	20%	16%

Average Exercise Price of Options in the Money	$61.58	$58.96	$61.14	$56.42

Restricted Stock and PEPUnits Outstanding	13	12	13	12
Dilutive Shares from Restricted Stock and PEPUnits	8	7	7	6

Average Intrinsic Value of Restricted Stock Units Outstanding (a)	$69.04	$65.60	$68.73	$65.41
Average Intrinsic Value of PEPUnits Outstanding (a)	$66.65	$64.89	$66.65	$64.78

(a)	Weighted-average intrinsic value at grant date.

A – 5

PepsiCo, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information

Organic Growth

Quarters Ended December 28, 2013 and December 29, 2012

(unaudited)

	Percent Impact				GAAP Measure	Percent Impact		Non-GAAP Measure
					Reported % Change			Organic % Change (a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions and divestitures	Foreign exchange translation	Quarter Ended 12/28/2013	Acquisitions and divestitures	Foreign exchange translation	Quarter Ended 12/28/2013

Frito-Lay North America	2	2	—	(0.5)	3.5	—	0.5	4
Quaker Foods North America	—	(1)	—	(1)	(2)	—	1	(1.5)
Latin America Foods	3	10	—	(9)	4	—	9	13
PepsiCo Americas Foods	2	4	—	(3.5)	3	—	3.5	7

PepsiCo Americas Beverages	(3.5)	3	—	(1)	(2)	—	1	—

Europe	(1)	4	—	(2)	1	—	2	3

Asia, Middle East & Africa	3	8	(6)	(6)	(1)	6	6	11

Total PepsiCo	—	4	(1)	(3)	1	1	3	4

	Percent Impact				GAAP Measure	Percent Impact			Non-GAAP Measure
					Reported % Change				Organic % Change (a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions and divestitures	Foreign exchange translation	Quarter Ended 12/29/2012	Acquisitions and divestitures	Foreign exchange translation	53rd week	Quarter Ended 12/29/2012

Frito-Lay North America	(2)	—	—	—	(1)	—	—	7	5
Quaker Foods North America	—	(1)	—	0.5	(0.5)	—	(0.5)	5.5	5
Latin America Foods	3	10	1	(1)	13	(1)	1	—	13
PepsiCo Americas Foods	—	3	—	—	3.5	—	—	4	8

PepsiCo Americas Beverages	(5)	2.5	(2)	—	(4)	2	—	5	2.5

Europe	—	3	—	(1)	1	—	1	1	3.5

Asia, Middle East & Africa	7	1	(19)	(1)	(13)	19	1	—	8

Total PepsiCo	(1)	3	(3)	(0.5)	(1)	3	0.5	3	5

(a)

Organic percent change is a financial measure that is not in accordance with GAAP and is calculated by excluding the impact of acquisitions and divestitures, foreign exchange translation and a 53rd week in the fourth quarter of 2011 from reported growth.

Note – Certain amounts above may not sum due to rounding.

A – 6

PepsiCo, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information (cont.)

Organic Growth

Years Ended December 28, 2013 and December 29, 2012

(unaudited)

	Percent Impact				GAAP Measure	Percent Impact		Non-GAAP Measure
					Reported % Change			Organic % Change (a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions and divestitures	Foreign exchange translation	Year Ended 12/28/2013	Acquisitions and divestitures	Foreign exchange translation	Year Ended 12/28/2013

Frito-Lay North America	3	2	—	—	4	—	—	4
Quaker Foods North America	1	(1)	—	—	(1)	—	—	(0.5)
Latin America Foods	2	11	—	(6)	7	—	6	13
PepsiCo Americas Foods	2	4	—	(2)	5	—	2	7

PepsiCo Americas Beverages	(4)	3	—	(1)	(2)	—	1	(1)

Europe	0.5	3	—	(1)	2	—	1	3.5

Asia, Middle East & Africa	5	7	(10)	(4)	(2)	10	4	11

Total PepsiCo	—	4	(1)	(2)	1	1	2	4

	Percent Impact				GAAP Measure	Percent Impact			Non-GAAP Measure
					Reported % Change				Organic % Change (a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions and divestitures	Foreign exchange translation	Year Ended 12/29/2012	Acquisitions and divestitures	Foreign exchange translation	53rd week	Year Ended 12/29/2012

Frito-Lay North America	(1)	3	—	—	2	—	—	2	4
Quaker Foods North America	(1)	1	—	—	(1)	—	—	2	1
Latin America Foods	4	10	2	(7)	9	(2)	7	—	14
PepsiCo Americas Foods	1	5	0.5	(2)	4	(0.5)	2	1	7

PepsiCo Americas Beverages	(3)	3	(4.5)	—	(4.5)	4.5	—	1	1.5

Europe	—	4	2	(7)	(1)	(2)	7	—	4

Asia, Middle East & Africa	8	2	(17)	(3)	(10)	17	3	—	10

Total PepsiCo	—	4	(3)	(2.5)	(1.5)	3	2.5	1	5

(a)

Organic percent change is a financial measure that is not in accordance with GAAP and is calculated by excluding the impact of acquisitions and divestitures, foreign exchange translation and a 53rd week in the fourth quarter of 2011 from reported growth.

Note – Certain amounts above may not sum due to rounding.

A – 7

PepsiCo, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information (cont.)

Year over Year Growth Rates

Quarters Ended December 28, 2013 and December 29, 2012

(unaudited)

	GAAP Measure						Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Non-Core Adjustments					Core (a) % Change	Percent Impact of	Core Constant Currency (a) % Change
Operating Profit Year over Year % Change	Quarter Ended 12/28/2013	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges	Restructuring and other charges related to the transaction with Tingyi	Pension lump sum settlement charge	Quarter Ended 12/28/2013	Foreign exchange translation	Quarter Ended 12/28/2013

Frito-Lay North America	5	—	—	1	—	—	6	0.5	7
Quaker Foods North America	(16)	—	—	1	—	—	(15)	1	(15)
Latin America Foods	7	—	—	(1)	—	—	6	6	12
PepsiCo Americas Foods	3	—	—	1	—	—	3.5	2	5

PepsiCo Americas Beverages	(10)	—	—	—	—	—	(10)	5	(4)

Europe	(11)	—	(1)	—	—	—	(10)	1.5	(8)

Asia, Middle East & Africa	46	—	—	14	(15)	—	44	4	48

Division Operating Profit	—	—	—	1	(0.5)	—	—	3	3

Impact of Corporate Unallocated	9	(3)	—	1	—	(9)	(2)	—	(2)

Total Operating Profit	8	(3)	—	2	(1)	(9)	(2)	3	1

Net income Attributable to PepsiCo	5						(4)	3	(1)
Net income Attributable to PepsiCo per common share – diluted	6						(3.5)	(3.5)	—

	GAAP Measure								Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Non-Core Adjustments							Core (a) % Change	Percent Impact of	Core Constant Currency (a) % Change
Operating Profit Year over Year % Change	Quarter Ended 12/29/2012	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges	Restructuring and other charges related to the transaction with Tingyi	Pension lump sum settlement charge	53rd week	Inventory fair value adjustments	Quarter Ended 12/29/2012	Foreign exchange translation	Quarter Ended 12/29/2012

Frito-Lay North America	3.5	—	—	(7)	—	—	7	—	3	—	3
Quaker Foods North America	(17)	—	—	(7)	—	—	5	—	(18)	—	(18)
Latin America Foods	8	—	—	(11)	—	—	—	—	(2.5)	(2)	(4.5)
PepsiCo Americas Foods	2	—	—	(8)	—	—	5	—	(1)	(1)	(2)

PepsiCo Americas Beverages	(1)	—	(5)	(7)	—	—	5	(1)	(8)	—	(8)

Europe	38	—	(38)	(12)	—	—	3	—	(10)	—	(10)

Asia, Middle East & Africa	(25)	—	—	(3)	8	—	—	—	(19)	(1)	(20)

Division Operating Profit	2.5	—	(5)	(8)	0.5	—	5	—	(5)	—	(5)

Impact of Corporate Unallocated	(4)	—	(2)	(3)	—	8	—	—	(1.5)	—	(1.5)

Total Operating Profit	(1.5)	—	(7)	(12)	0.5	8	5	—	(7)	—	(7)

Net income Attributable to PepsiCo	17								(6)	—	(7)
Net income Attributable to PepsiCo per common share – diluted	19								(5)	(0.5)	(5)

(a)

Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-17 through A-19 for a discussion of each of these non-core adjustments.

Note – Certain amounts above may not sum due to rounding.

A – 8

PepsiCo, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information (cont.)

Year over Year Growth Rates

Years Ended December 28, 2013 and December 29, 2012

(unaudited)

	GAAP Measure							Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Non-Core Adjustments						Core (a) % Change	Percent Impact of	Core Constant Currency (a) % Change
Operating Profit Year over Year % Change	Year Ended 12/28/2013	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges	Venezuela currency devaluation	Restructuring and other charges related to the transaction with Tingyi	Pension lump sum settlement charge	Year Ended 12/28/2013	Foreign exchange translation	Year Ended 12/28/2013

Frito-Lay North America	6	—	—	(0.5)	—	—	—	6	—	6
Quaker Foods North America	(11)	—	—	(1)	—	—	—	(12)	—	(11)
Latin America Foods	17	—	—	(3.5)	—	—	—	13	5	18
PepsiCo Americas Foods	6	—	—	(1)	—	—	—	5	1	6

PepsiCo Americas Beverages	1	—	—	(2)	(0.5)	—	—	(2)	3	1

Europe	(3)	—	—	1	—	—	—	(1.5)	1	—

Asia, Middle East & Africa	57	—	—	(2)	—	(26)	—	30	2	32

Division Operating Profit	7	—	—	(1)	—	(1)	—	4	2	6

Impact of Corporate Unallocated	(1)	1.5	—	—	1	—	(2)	—	—	—

Total Operating Profit	7	1.5	—	(1)	1	(2)	(2)	4	2	6

Net income Attributable to PepsiCo	9							6	2	8
Net income Attributable to PepsiCo per common share – diluted	10							7	2	9

	GAAP Measure								Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Non-Core Adjustments							Core (a) % Change	Percent Impact of	Core Constant Currency (a) % Change
Operating Profit Year over Year % Change	Year Ended 12/29/2012	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges	Restructuring and other charges related to the transaction with Tingyi	Pension lump sum settlement charge	53rd week	Inventory fair value adjustments	Year Ended 12/29/2012	Foreign exchange translation	Year Ended 12/29/2012

Frito-Lay North America	1	—	—	(1)	—	—	2	—	2	—	2
Quaker Foods North America	(13)	—	—	(1)	—	—	2	—	(12)	—	(12)
Latin America Foods	(2)	—	—	—	—	—	—	—	(1.5)	5.5	4
PepsiCo Americas Foods	(2)	—	—	(1)	—	—	1.5	—	(1)	1	—

PepsiCo Americas Beverages	(10)	—	(3)	1	—	—	1	(1)	(12)	1	(11)

Europe	10	—	(9)	(3)	—	—	1	(2)	(3)	6	3

Asia, Middle East & Africa	(16)	—	—	2	17	—	—	—	3	1	4

Division Operating Profit	(4)	—	(2)	—	1	—	1	—	(4)	2	(3)

Impact of Corporate Unallocated	(1)	(2)	(1)	(1)	—	2	—	—	(2)	—	(2)

Total Operating Profit	(5)	(2)	(3)	(1)	1	2	1	(0.5)	(7)	2	(5)

Net income Attributable to PepsiCo	(4)								(8)	2	(6)
Net income Attributable to PepsiCo per common share diluted	(3)								(7)	2	(5)

(a)

Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-17 through A-19 for a discussion of each of these non-core adjustments.

Note – Certain amounts above may not sum due to rounding.

A – 9

PepsiCo, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information (cont.)

Certain Line Items

Quarters Ended December 28, 2013 and December 29, 2012

(in millions except per share amounts, unaudited)

	GAAP Measure	Non-Core Adjustments				Non-GAAP Measure
	Reported	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges	Tax benefits	Core (a)
	Quarter Ended 12/28/2013					Quarter Ended 12/28/2013

Cost of sales	$9,565	$5	$—	$—	$—	$9,570

Selling, general and administrative expenses	$8,120	$(3)	$(1)	$(126)	$—	$7,990

Operating profit	$2,398	$(2)	$1	$126	$—	$2,523

Provision for income taxes	$410	$1	$—	$26	$209	$646

Net income attributable to PepsiCo	$1,742	$(3)	$1	$100	$(209)	$1,631

Net income attributable to PepsiCo per common share – diluted	$1.12	$—	$—	$0.06	$(0.13)	$1.05

Effective tax rate	19.0%					28.2%

	GAAP Measure	Non-Core Adjustments						Non-GAAP Measure
	Reported				Restructuring and other charges related to the transaction with Tingyi			Core (a)
	Quarter Ended 12/29/2012	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges		Pension lump sum settlement charge	Tax benefits	Quarter Ended 12/29/2012

Cost of sales	$9,654	$(43)	$—	$—	$—	$—	$—	$9,611

Selling, general and administrative expenses	$8,050	$(18)	$(4)	$(86)	$(13)	$(195)	$—	$7,734

Operating profit	$2,213	$61	$4	$86	$13	$195	$—	$2,572

Interest expense	$(288)	$—	$5	$—	$—	$—	$—	$(283)

Provision for income taxes	$302	$27	$3	$10	$—	$64	$217	$623

Net income attributable to PepsiCo	$1,661	$34	$6	$76	$13	$131	$(217)	$1,704

Net income attributable to PepsiCo per common share – diluted	$1.06	$0.02	$—	$0.05	$0.01	$0.08	$(0.14)	$1.09

Effective tax rate	15.4%							26.7%

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-17 through A-19 for a discussion of each of these non-core adjustments.

Note – Certain amounts above may not sum due to rounding.

A – 10

PepsiCo, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information (cont.)

Certain Line Items

Years Ended December 28, 2013 and December 29, 2012

(in millions except per share amounts, unaudited)

	GAAP Measure	Non-Core Adjustments					Non-GAAP Measure
	Reported	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges	Venezuela currency devaluation		Core (a)
	Year Ended 12/28/2013					Tax benefits	Year Ended 12/28/2013

Cost of sales	$31,243	$(82)	$—	$—	$—	$—	$31,161

Selling, general and administrative expenses	$25,357	$10	$(10)	$(163)	$(111)	$—	$25,083

Operating profit	$9,705	$72	$10	$163	$111	$—	$10,061

Provision for income taxes	$2,104	$28	$2	$34	$—	$209	$2,377

Net income attributable to PepsiCo	$6,740	$44	$8	$129	$111	$(209)	$6,823

Net income attributable to PepsiCo per common share – diluted	$4.32	$0.03	$0.01	$0.08	$0.07	$(0.13)	$4.37

Effective tax rate	23.7%						25.7%

	GAAP Measure	Non-Core Adjustments						Non-GAAP Measure
	Reported				Restructuring and other charges related to the transaction with Tingyi			Core (a)
	Year Ended 12/29/2012	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges		Pension lump sum settlement charge	Tax benefits	Year Ended 12/29/2012

Cost of sales	$31,291	$25	$—	$—	$—	$—	$—	$31,316

Selling, general and administrative expenses	$24,970	$40	$(11)	$(279)	$(150)	$(195)	$—	$24,375

Operating profit	$9,112	$(65)	$11	$279	$150	$195	$—	$9,682

Interest expense	$(899)	$—	$5	$—	$—	$—	$—	$(894)

Provision for income taxes	$2,090	$(24)	$4	$64	$(26)	$64	$217	$2,389

Net income attributable to PepsiCo	$6,178	$(41)	$12	$215	$176	$131	$(217)	$6,454

Net income attributable to PepsiCo per common share – diluted	$3.92	$(0.03)	$0.01	$0.14	$0.11	$0.08	$(0.14)	$4.10

Effective tax rate	25.2%							26.9%

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-17 through A-19 for a discussion of each of these non-core adjustments.

Note – Certain amounts above may not sum due to rounding.

A – 11

PepsiCo, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information (cont.)

Operating Profit by Division

Quarters Ended December 28, 2013 and December 29, 2012

(in millions, unaudited)

	GAAP Measure	Non-Core Adjustments			Non-GAAP Measure
	Reported	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges	Core (a)
Operating Profit	Quarter Ended 12/28/2013				Quarter Ended 12/28/2013

Frito-Lay North America	$1,166	$—	$—	$14	$1,180
Quaker Foods North America	167	—	—	4	171
Latin America Foods	413	—	—	6	419

PepsiCo Americas Foods	1,746	—	—	24	1,770

PepsiCo Americas Beverages	665	—	—	23	688

Europe	279	—	1	46	326

Asia, Middle East & Africa	171	—	—	23	194

Division Operating Profit	2,861	—	1	116	2,978

Corporate Unallocated	(463)	(2)	—	10	(455)

Total Operating Profit	$2,398	$(2)	$1	$126	$2,523

	GAAP Measure	Non-Core Adjustments					Non-GAAP Measure
	Reported				Restructuring and other charges related to the transaction with Tingyi		Core (a)
Operating Profit	Quarter Ended 12/29/2012	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges		Pension lump sum settlement charge	Quarter Ended 12/29/2012

Frito-Lay North America	$1,114	$—	$—	$(2)	$—	$—	$1,112
Quaker Foods North America	200	—	—	2	—	—	202
Latin America Foods	386	—	—	9	—	—	395

PepsiCo Americas Foods	1,700	—	—	9	—	—	1,709

PepsiCo Americas Beverages	735	—	—	26	—	—	761

Europe	313	—	4	44	—	—	361

Asia, Middle East & Africa	117	—	—	5	13	—	135

Division Operating Profit	2,865	—	4	84	13	—	2,966

Corporate Unallocated	(652)	61	—	2	—	195	(394)

Total Operating Profit	$2,213	$61	$4	$86	$13	$195	$2,572

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-17 through A-19 for a discussion of each of these non-core adjustments.

A – 12

PepsiCo, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information (cont.)

Operating Profit by Division

Years Ended December 28, 2013 and December 29, 2012

(in millions, unaudited)

	GAAP Measure	Non-Core Adjustments				Non-GAAP Measure
	Reported	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges		Core (a)
Operating Profit	Year Ended 12/28/2013				Venezuela currency devaluation	Year Ended 12/28/2013

Frito-Lay North America	$3,877	$—	$—	$19	$—	$3,896
Quaker Foods North America	617	—	—	4	—	621
Latin America Foods	1,242	—	—	12	—	1,254

PepsiCo Americas Foods	5,736	—	—	35	—	5,771

PepsiCo Americas Beverages	2,955	—	—	31	(13)	2,973

Europe	1,293	—	10	60	—	1,363

Asia, Middle East & Africa	1,174	—	—	26	—	1,200

Division Operating Profit	11,158	—	10	152	(13)	11,307

Corporate Unallocated	(1,453)	72	—	11	124	(1,246)

Total Operating Profit	$9,705	$72	$10	$163	$111	$10,061

	GAAP Measure	Non-Core Adjustments					Non-GAAP Measure
	Reported				Restructuring and other charges related to the transaction with Tingyi	Pension lump sum settlement charge	Core (a)
Operating Profit	Year Ended 12/29/2012	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges			Year Ended 12/29/2012

Frito-Lay North America	$3,646	$—	$—	$38	$—	$—	$3,684
Quaker Foods North America	695	—	—	9	—	—	704
Latin America Foods	1,059	—	—	50	—	—	1,109

PepsiCo Americas Foods	5,400	—	—	97	—	—	5,497

PepsiCo Americas Beverages	2,937	—	—	102	—	—	3,039

Europe	1,330	—	11	42	—	—	1,383

Asia, Middle East & Africa	747	—	—	28	150	—	925

Division Operating Profit	10,414	—	11	269	150	—	10,844

Corporate Unallocated	(1,302)	(65)	—	10	—	195	(1,162)

Total Operating Profit	$9,112	$(65)	$11	$279	$150	$195	$9,682

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-17 through A-19 for a discussion of each of these non-core adjustments.

A – 13

PepsiCo, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information (cont.)

(unaudited)

Operating Margin Growth Reconciliation

	Year Ended
	12/28/2013
Reported Operating Margin Growth	70	bps
Commodity Mark-to-Market Net Impact	21
Merger and Integration Charges	—
Restructuring and Impairment Charges	(18)
Venezuela Currency Devaluation	17
Restructuring and Other Charges Related to the Transaction With Tingyi	(23)
Pension Lump Sum Settlement Charge	(30)

Core Operating Margin Growth	37	bps

Net Cash Provided by Operating Activities Reconciliation (in millions)

	Year Ended
	12/28/2013	12/29/2012	Growth
Net Cash Provided by Operating Activities	$9,688	$8,479	14%
Capital Spending	(2,795)	(2,714)
Sales of Property, Plant and Equipment	109	95

Free Cash Flow	7,002	5,860	19%
Discretionary Pension and Retiree Medical Contributions (after-tax)	20	1,051
Merger and Integration Payments (after-tax)	21	63
Payments Related to Restructuring Charges (after-tax)	105	260
Net Payments Related to Income Tax Settlements	984	—
Net Capital Investments Related to Merger and Integration	(4)	10
Net Capital Investments Related to Restructuring Plan	8	26
Payments for Restructuring and Other Charges Related to the Transaction with Tingyi	26	117

Free Cash Flow excluding above Items	$8,162	$7,387	10%

Net Cash Provided by Operating Activities Reconciliation (in billions)

2014 Guidance
Net Cash Provided by Operating Activities	$	~10
Net Capital Spending		~(3)

Free Cash Flow		~7
Certain Other Items (a)		~0

Free Cash Flow excluding Certain Other Items	$	~7

(a)

Certain other items include merger and integration payments, payments related to restructuring charges, net capital investments related to the bottling integration and net capital investments related to restructuring plan.

Note – Certain amounts above may not sum due to rounding.

A – 14

Cautionary Statement

Statements in this communication that are “forward-looking statements,” including our 2014 guidance, are based on currently available information, operating plans and projections about future events and trends. Terminology such “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goals,” “guidance,” “intend,” “may,” “plan,” “position,” “potential,” “project,” “ seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences or otherwise; changes in the legal and regulatory environment; imposition of new taxes, disagreements with tax authorities or additional tax liabilities; PepsiCo’s ability to compete effectively; PepsiCo’s ability to grow its business in developing and emerging markets or unstable political conditions, civil unrest or other developments and risks in the markets where PepsiCo’s products are sold; unfavorable economic conditions in the countries in which PepsiCo operates; increased costs, disruption of supply or shortages of raw materials and other supplies; failure to realize anticipated benefits from PepsiCo’s productivity initiatives or global operating model; disruption of PepsiCo’s supply chain; damage to PepsiCo’s reputation; failure to successfully complete or integrate acquisitions and joint ventures into PepsiCo’s existing operations or to complete or manage divestitures or refranchisings; PepsiCo’s ability to hire or retain key employees or a highly skilled and diverse workforce; trade consolidation or the loss of any key customer; any downgrade or potential downgrade of PepsiCo’s credit ratings; PepsiCo’s ability to protect its information systems against a cybersecurity incident; PepsiCo’s ability to build and sustain proper information technology infrastructure, successfully implement its ongoing business transformation initiative or share services for certain functions effectively; fluctuations in exchange rates; climate change, or legal, regulatory or market measures to address climate change; failure to successfully negotiate collective bargaining agreements or strikes or work stoppages; any infringement of or challenge to PepsiCo’s intellectual property rights; potential liabilities and costs from litigation or legal proceedings; and other factors that may adversely affect the price of PepsiCo’s common stock and financial performance.

For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Miscellaneous Disclosures

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found in the attached exhibits, as well as on the company’s website at www.pepsico.com in the “Investors” section under “Events & Presentations.” Our non-GAAP measures exclude from reported results those items that management believes are not indicative of our ongoing performance and reflect how management evaluates our operating results and trends.

Glossary

Acquisitions and divestitures: All merger and acquisition activity, including the impact of acquisitions, divestitures and changes in ownership or control in consolidated subsidiaries and nonconsolidated equity investees.

A – 15

Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.

Constant currency: Financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates.

Core: Core results are non-GAAP financial measures which exclude certain items from our historical results. In 2013, core results exclude the commodity mark-to-market net impact included in corporate unallocated expenses, merger and integration charges in connection with our acquisition of Wimm-Bill-Dann Foods OJSC (WBD), restructuring and impairment charges, a charge related to the Venezuela currency devaluation and a tax benefit. In 2012, core results exclude the commodity mark-to-market net impact included in corporate unallocated expenses, merger and integration charges in connection with our acquisition of WBD, restructuring and impairment charges, restructuring and other charges related to the transaction with Tingyi, a pension lump sum settlement charge and a tax benefit. See “Reconciliation of GAAP and Non-GAAP Information” for additional information.

Core net return on invested capital (Core net ROIC): Adjusted core net income attributable to PepsiCo divided by the sum of average common shareholders’ equity and average total debt, less average cash and cash equivalents and average short-term investments. Adjusted core net income attributable to PepsiCo is defined as core net income attributable to PepsiCo plus net interest expense after-tax. See the definition of “Core” for additional information.

Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.

Effective net pricing: Reflects the year-over-year impact of discrete pricing actions, sales incentive activities and mix resulting from selling varying products in different package sizes and in different countries.

Free cash flow: Net cash provided by operating activities less capital spending plus sales of property, plant and equipment. See above for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow). Also referred to as “management operating cash flow.”

Free cash flow, excluding certain items: Free cash flow, excluding: (1) discretionary pension and retiree medical contributions, (2) merger and integration payments in connection with The Pepsi Bottling Group, Inc. (PBG), PepsiAmericas, Inc. (PAS) and WBD acquisitions, (3) payments related to restructuring charges, (4) net payments related to income tax settlements, (5) net capital investments related to merger and integration, (6) net capital investments related to restructuring plan, (7) payments for restructuring and other charges related to the transaction with Tingyi and (8) the tax impacts associated with each of these items, as applicable. This non-GAAP financial measure is our primary measure used to monitor cash flow performance. See above for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow). Also referred to as “management operating cash flow, excluding certain items.” See “Reconciliation of GAAP and Non-GAAP Information” for additional information.

Management operating cash flow: Also referred to as “free cash flow.”

A – 16

Management operating cash flow, excluding certain items: Also referred to as “free cash flow, excluding certain items.”

Mark-to-market gain or loss or net impact: Change in market value for commodity contracts that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.

Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.

Organic: A measure that adjusts for impacts of acquisitions, divestitures and other structural changes, and in the case of organic revenue, foreign exchange translation. In excluding the impact of foreign exchange translation, we assume constant foreign exchange rates used for translation based on the rates in effect for the comparable prior-year period. See the definition of “Constant currency” for additional information.

Reconciliation of GAAP and Non-GAAP Information (unaudited)

Division operating profit, core results, core constant currency results and organic results are non-GAAP financial measures as they exclude certain items noted below. However, we believe investors should consider these measures as they are more indicative of our ongoing performance and with how management evaluates our operational results and trends.

Commodity mark-to-market net impact

In the quarter and year ended December 28, 2013, we recognized $2 million of mark-to-market net gains and $72 million of mark-to-market net losses, respectively, on commodity hedges in corporate unallocated expenses. In the quarter and year ended December 29, 2012, we recognized $61 million of mark-to-market net losses and $65 million of mark-to-market net gains, respectively, on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. These commodity derivatives include agricultural products, energy and metals. Certain of these commodity derivatives do not qualify for hedge accounting treatment and are marked to market with the resulting gains and losses recorded in corporate unallocated expenses, as either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. These gains and losses are subsequently reflected in division results when the divisions recognize the cost of the underlying commodity in net income.

Merger and integration charges

In the quarter and year ended December 28, 2013, we incurred merger and integration charges of $1 million and $10 million, respectively, related to our acquisition of WBD recorded in the Europe segment. In the quarter ended December 29, 2012, we incurred merger and integration charges of $9 million related to our acquisition of WBD, including $4 million recorded in the Europe segment and $5 million recorded in interest expense. In the year ended December 29, 2012, we incurred merger and integration charges of $16 million related to our acquisition of WBD, including $11 million recorded in the Europe segment and $5 million recorded in interest expense.

Restructuring and impairment charges

2014 Multi-Year Productivity Plan

In the quarter and year ended December 28, 2013, we incurred restructuring and impairment charges of $53 million in conjunction with the multi-year productivity plan we publicly announced on February 13, 2014 (2014 Productivity Plan), including $11 million recorded in the FLNA segment, $3 million recorded in the QFNA segment, $5 million recorded in the LAF segment, $10 million recorded in the PAB segment, $10 million recorded in the Europe segment, $1 million recorded in the AMEA segment and $13 million recorded in corporate unallocated expenses. The 2014 Productivity Plan includes the next generation of productivity initiatives that we believe will

A – 17

strengthen our food, snack and beverage businesses by accelerating our investment in manufacturing automation; further optimizing our global manufacturing footprint, including closing certain manufacturing facilities; re-engineering our go-to-market systems in developed markets; expanding shared services; and implementing simplified organization structures to drive efficiency.

2012 Multi-Year Productivity Plan

In the quarter ended December 28, 2013, we incurred restructuring and impairment charges of $73 million in conjunction with the multi-year productivity plan we publicly announced on February 9, 2012 (2012 Productivity Plan), including $3 million recorded in the FLNA segment, $1 million recorded in the QFNA segment, $1 million recorded in the LAF segment, $13 million recorded in the PAB segment, $36 million recorded in the Europe segment, $22 million recorded in the AMEA segment and income of $3 million recorded in corporate unallocated expenses, representing adjustments of previously recorded amounts. In the year ended December 28, 2013, we incurred restructuring and impairment charges of $110 million in conjunction with the 2012 Productivity Plan including $8 million recorded in the FLNA segment, $1 million recorded in the QFNA segment, $7 million recorded in the LAF segment, $21 million recorded in the PAB segment, $50 million recorded in the Europe segment, $25 million recorded in the AMEA segment and income of $2 million recorded in corporate unallocated expenses, representing adjustments of previously recorded amounts. In the quarter ended December 29, 2012, we incurred restructuring and impairment charges of $86 million in conjunction with our 2012 Productivity Plan, including $2 million recorded in the QFNA segment, $9 million recorded in the LAF segment, $26 million recorded in the PAB segment, $44 million recorded in the Europe segment, $5 million recorded in the AMEA segment, $2 million recorded in corporate unallocated expenses, and income of $2 million recorded in the FLNA segment representing adjustments of previously recorded amounts. In the year ended December 29, 2012, we incurred restructuring charges of $279 million in conjunction with our 2012 Productivity Plan, including $38 million recorded in the FLNA segment, $9 million recorded in the QFNA segment, $50 million recorded in the LAF segment, $102 million recorded in the PAB segment, $42 million recorded in the Europe segment, $28 million recorded in the AMEA segment and $10 million recorded in corporate unallocated expenses. The 2012 Productivity Plan includes actions in every aspect of our business that we believe will strengthen our complementary food, snack and beverage businesses by leveraging new technologies and processes across PepsiCo’s operations, go-to-market and information systems; heightening the focus on best practice sharing across the globe; consolidating manufacturing, warehouse and sales facilities; and implementing simplified organization structures, with wider spans of control and fewer layers of management.

Venezuela currency devaluation

In the year ended December 28, 2013, we recorded a $111 million net charge related to the devaluation of the bolivar for our Venezuela businesses. $124 million of this charge was recorded in corporate unallocated expenses, with the balance (equity income of $13 million) recorded in the PAB segment.

Tax benefits

In the quarter and year ended December 28, 2013, we recognized a non-cash tax benefit of $209 million associated with our agreement with the IRS resolving all open matters related to the audits for taxable years 2003 through 2009, which reduced our reserve for uncertain tax positions for the tax years 2003 through 2012. In the quarter and year ended December 29, 2012, we recognized a non-cash tax benefit of $217 million associated with a favorable tax court decision related to the classification of financial instruments.

A – 18

Restructuring and other charges related to the transaction with Tingyi

In the quarter and year ended December 29, 2012, we recorded restructuring and other charges of $13 million and $150 million, respectively, in the AMEA segment related to the transaction with Tingyi.

Pension lump sum settlement charge

In the quarter and year ended December 29, 2012, we recorded a pension lump sum settlement charge of $195 million.

53rd week impact

In 2011, we had an extra reporting week (53rd week). Our fiscal year ends on the last Saturday of each December, resulting in an extra week of results every five or six years. The 53rd week increased net revenue by $623 million and operating profit by $109 million in the quarter and year ended December 31, 2011.

Free cash flow (excluding certain items)

Free cash flow (excluding the items noted in the Net Cash Provided by Operating Activities Reconciliation table) is the primary measure management uses to monitor cash flow performance. This is not a measure defined by GAAP. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities. Additionally, we consider certain other items (included in the Net Cash Provided by Operating Activities Reconciliation table) in evaluating free cash flow which we believe investors should consider in evaluating our free cash flow results.

2014 guidance and long-term targets

Our 2014 core tax rate guidance, our 2014 core constant currency EPS guidance and our long-term core constant currency EPS growth target exclude the commodity mark-to-market net impact included in corporate unallocated expenses, merger and integration charges in connection with our acquisition of WBD, and restructuring and impairment charges. Our 2014 organic revenue guidance and our long-term organic revenue growth target exclude the impact of acquisitions, divestitures and other structural changes. In addition, our 2014 organic revenue, our 2014 core constant currency EPS guidance, our long-term organic revenue growth target and our long-term core constant currency EPS growth target exclude the impact of foreign exchange. We are not able to reconcile our full-year projected 2014 core tax rate guidance to our full-year projected 2014 reported tax rate, our full-year projected 2014 core constant currency EPS growth to our full-year projected 2014 reported EPS growth or our long-term core constant currency EPS growth target to our long-term reported EPS growth target because we are unable to predict the 2014 and long-term impact of foreign exchange or the mark-to-market net impact on commodity hedges due to the unpredictability of future changes in foreign exchange rates and commodity prices. In addition, we are unable to reconcile our full-year projected 2014 organic revenue growth to our full-year projected 2014 reported net revenue growth or our long-term organic revenue growth target to our long-term reported net revenue growth target because we are unable to predict the 2014 and long-term impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates. Therefore, we are unable to provide a reconciliation of these measures.

# # #

A – 19